United States

Securities and Exchange Commission

Form 12b-25

SEC File No. 0-31547

CUSIP No. 028723104

NOTIFICATION OF LATE FILING

(Check One):	__ Form 10-K and Form 10-KSB; __ Form 20-F; __ Form 11-K; X Form 10-Q and Form 10-QSB; __ Form N-SAR

For Period Ended: September 30, 2003

_ Transition report on Form 10-K

_ Transition Report on Form 20-F

_ Transition Report on Form 11-K

_ Transition Report on Form 10-Q

_ Transition Report on Form N-SAR

For the Transition Period Ended: ___________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

PART I: - REGISTRANT INFORMATION

American Oil & Gas, Inc.

Full Name of Registrant

N/A

Former Name if Applicable

1050 17th Street, Suite 710

Denver, Colorado 80265

Address of Principal Executive Office (Street and Number)

City, State and Zip Code

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

X

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the 5th calendar day after the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Because of the recent hiring of a new Chief Financial Officer and the recent engagement of new company counsel, the Registrant's Quarterly Report on Form 10-QSB regarding the quarter ended September 30, 2003 could not be timely filed without unreasonable effort or expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Andrew P. Calerich (Name)	(303) (Area Code)	595-0125 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If answer is no, identity report(s)

X Yes __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

__X_Yes __ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Registrant anticipates reporting revenues of approximately $30,000 for both the three and nine months ended September 30, 2003 compared to no revenues during both the three and nine months ended September 30, 2002. The Registrant anticipates reporting a net loss of approximately $578,000 for the nine months ended September 30, 2003 compared to a net loss of $4,231 for the nine months ended September 30, 2002 and a net loss of approximately $201,000 for the three months ended September 30, 2002 compared to a net loss of $1,077 for the three months ended September 30, 2002.

AMERICAN OIL & GAS, INC.

Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2003	By: /s/ Andrew P. Calerich Andrew P. Calerich, President and Chief Financial Officer